Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-139203 on Form S-1 of our report dated March 14, 2007 relating to the financial statements and financial statement schedule of BioFuel Energy Corp. as of December 31, 2006 and for the period from April 11, 2006 (inception) through December 31, 2006, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-139203 on Form S-1 of BioFuel Energy Corp. of our report dated December 8, 2006 related to the financial statements of Bio Fuel Solutions, LLC, a Delaware limited liability company, as of June 30, 2006 and December 31, 2005, and for the six months ended June 30, 2006, the period from January 1, 2005 (inception) through December 31, 2005 and for the period from January 1, 2005 (inception) through June 30, 2006, appearing in the Prospectus, which is part of this Registration Statement.

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-139203 on Form S-1 of BioFuel Energy Corp. of our report dated December 8, 2006 related to the financial statements of Bio Fuel Solutions, LLC, a Colorado limited liability company, as of October 31, 2005 and for the period from January 1, 2005 (inception) through October 31, 2005, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading ‘‘Experts’’ in such Prospectus.

/s/ Deloitte & Touche LLP
Denver, Colorado
March 14, 2007